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                                                                    EXHIBIT 11.1
AIRPORT SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARY
NET INCOME PER SHARE COMPUTATION


                                                           Three Months Ended           Nine Months Ended
                                                                January 31,                 January 31,
                                                           --------     --------        --------     --------
                                                             1997         1996            1997         1996
                                                           --------     --------        --------     --------
                                                                   (In thousands, except per share data)
          PRIMARY
---------------------------------------------------
Net income (loss) applicable to common stockholders         $   (98)     $   (74)      $      99     $  (441)
                                                            =======      =======       =========     =======
Weighted average number of common
  shares outstanding during the periods                       2,231        2,190           2,230       2,190

Add - dilutive common equivalent shares
  (determined using the "treasury stock method")
  representing shares issuable upon the exercise
  of stock options                                               --           --             170          --
                                                            -------      -------       ---------     -------
Weighted average number of shares used
   in calculation of primary net income (loss) per share      2,231        2,190           2,400       2,190
                                                            =======      =======       =========     =======

Net income (loss) per common share - primary                $ (0.04)     $ (0.03)      $    0.04     $ (0.20)
                                                            =======      =======       =========     =======
          FULLY DILUTED
---------------------------------------------------
Net income (loss) applicable to common stockholders         $   (98)     $   (74)      $      99     $  (441)
                                                            =======      =======       =========     =======

Weighted average number of shares used in calculating
  primary net income per common share computation             2,231        2,190           2,400       2,190

Add (deduct) incremental shares representing:
  Shares issuable upon exercise of stock options
    included in primary calculation above                        --           --            (170)         --

  Shares issuable upon exercise of stock options
    based on period-end market price                             --           --            (170)         --
                                                            -------      -------       ---------     -------
    Weighted average number of shares used in
      calculation of fully diluted net income (loss)
      per share                                               2,231        2,190           2,400       2,190
                                                            =======      =======       =========     =======

Net income (loss) per common share - fully diluted          $ (0.04)     $ (0.03)      $    0.04     $ (0.20)
                                                            =======      =======       =========     =======
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